UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : May 5, 2005

RLI Corp.

(Exact name of registrant as specified in its charter)

Illinois	0-6612	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindberg Drive, Peoria, IL		61615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 5, 2005, the shareholders of RLI Corp. (“RLI” or the “Company”) approved the adoption of the RLI Corp. Omnibus Stock Plan (the “Stock Plan”) at the Annual Shareholders Meeting.  The Stock Plan was previously adopted by the RLI Board of Directors on February 3, 2005.  The summary of the Stock Plan below is qualified in its entirety by reference to the complete Stock Plan attached as Exhibit 10.01.

Purpose.  The purpose of the Stock Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its affiliates with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby developing a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its affiliates.  In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability.  The Stock Plan is also intended to provide nonemployee directors with an opportunity to acquire a proprietary interest in the Company, to compensate nonemployee directors for their contribution to the Company and to aid in attracting and retaining nonemployee directors.

Eligibility.  Participation in the Stock Plan is limited to employees of the Company or any affiliate and to individuals or entities who are not employees but who provide services to the Company or an affiliate, including services provided in the capacity of a consultant, advisor or director.  The granting of awards is solely at the discretion of the Executive Resources Committee of the Board of Directors (the “Board”), except that incentive stock options may only be granted to employees of the Company.

Administration of the Stock Plan.  The Executive Resources Committee or any other committee of the Board consisting of two or more nonemployee directors designated by the Board to administer the Stock Plan so as to permit grants to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), will administer the Stock Plan (the “Committee”).  The Committee has exclusive power to (i) make awards, (ii) determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the Stock Plan, and (iii) determine whether, to what extent and under what circumstances, awards may be settled, paid or exercised in cash, shares of Common Stock or other awards, or other property or canceled, forfeited or suspended.  Each award will be subject to an agreement authorized by the Committee.  Notwithstanding the foregoing, the Board has the sole and exclusive power to administer the Stock Plan with respect to awards granted to nonemployee directors.

Shares Available Under the Stock Plan.  The number of shares of Common Stock available for distribution under the Stock Plan may not exceed 1,500,000 (subject to adjustment for changes in capitalization of the Company).  Any shares subject to the terms and conditions of an award under the Stock Plan that are not used because the terms and conditions of the award are not met may again be used for an award under the Stock Plan.  Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited award, or any award settled in cash in lieu of shares will be available for further awards.  No fractional shares may be issued under the Plan; however, cash will be paid in lieu of any fractional share in settlement of an award.

Description of Stock Plan Awards.  The Stock Plan provides that the Committee may grant awards to participants in the form of (i) shares of Common Stock subject to restrictions on transfer and conditions of forfeiture, commonly referred to as “restricted stock,” (ii) “incentive stock options” within the meaning of Section 422 of the Code or non-statutory stock options, (iii) rights to receive a payment from the Company in cash, Common Stock, or a combination thereof, equal to the excess of the fair market value of a share of Common Stock on the date of exercise over a specified price fixed by the Committee, commonly referred to as “Stock Appreciation Rights” or “SARs,” (iv) rights to receive payment from the Company in cash, Common Stock or a combination thereof, based upon the achievement of performance goals established by the Committee, commonly known as “performance units,” (v) shares of Common Stock, or (vi) other stock based awards.

Effective Date and Duration of the Stock Plan.  The Stock Plan became effective as of May 5, 2005 upon approval by the shareholders at the 2005 Annual Shareholders Meeting. The Stock Plan will remain in effect until all Common Stock subject to it is distributed, all awards have expired or lapsed, or the Stock Plan is terminated pursuant to its terms or May 5, 2015; provided, however, that awards made before the termination date may be exercised, vested or otherwise effectuated beyond the termination date unless limited in the agreement or otherwise.  No award of an incentive stock option will be made more than 10 years after the effective date.

Amendment, Modification and Termination of the Stock Plan.  The Board may at any time and from time to time terminate, suspend or modify the Stock Plan.  The Committee may at any time alter or amend any or all agreements under the Stock Plan to the extent permitted by law.  No termination, suspension, or modification of the Stock Plan will materially and adversely affect any right acquired by any participant under an award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the participant in the agreement or otherwise, or required as a matter of law.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

William R. Keane and Edwin S. Overman retired as members of the Board of Directors effective May 5, 2005, the date of expiration of their term as directors.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.01	RLI Corp. Omnibus Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.
Date: May 6, 2005	By:	/s/ Joseph E. Dondanville
Joseph E. Dondanville
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.01	RLI Corp. Omnibus Stock Plan.